EXHIBIT 99.2

Contacts:
Stoney M. (Mit) Stubbs, Jr., CEO
John T. Hickerson, Sr. VP and CMO
Ronald J. Knutson, Sr. VP and CFO
Email: ir@ffex.net
214-630-8090

Frozen Food Express Industries, Inc. Announces Cash Dividend

and Timing of Fourth Quarter Earnings Release

DALLAS, March 2, 2009 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq/GSM:FFEX) announced today that its Board of Directors declared a cash dividend of $0.03 per share of its common stock.  The dividend will be paid on March 31st, 2009 to shareholders of record as of March 13th, 2009.

The Company also announced today that it will release its fourth quarter and 2008 year-end financial and operating results after the close of market Wednesday, March 4th, 2009.  A conference call and webcast is scheduled for 10:00 a.m. (Central Time), Thursday, March 5th, 2009.  Instructions regarding how to participate in the call will be contained in the earnings announcement.

FFEX further announced today its Annual Meeting of Shareholders of the Company will be held on Wednesday, the 20th day of May, 2009 at 2:00 p.m. (Central Time) at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, Texas 75062.

About FFEX
Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods, including food products, health care supplies and confectionery items. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The company is the only one serving this market that is full-service, providing truckload, less-than-truckload and dedicated fleet transportation of refrigerated and temperature-controlled products. Its refrigerated less-than-truckload operation is the largest on the North American continent. The Company also provides truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the Company's web site, http://www.ffex.net. To join our email alert list, please click on the following link: http://www.ffex.net/irpass.asp?BzID=1065&to=ea&s=0

The Frozen Food Express Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3209